SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Definitive Proxy Statement

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

CHAD THERAPEUTICS

(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

THERAPEUTICS	FOR IMMEDIATE RELEASE	21622 Plummer Street
Innovative Respiratory Solutions		Chatsworth, CA 91311
Toll Free: 800.423.8870
Phone: 818.882.0883
Main Fax: 818.882.1809

Company Contact:		Investor Contact:
Earl L. Yager		Neil Berkman Associates
President and CEO		(310) 826-5051
www.CHADtherapeutics.com		info@BerkmanAssociates.com
CHAD Therapeutics to Sell Its Oxygen Conserver Business
and Focus on Development and Marketing of
Patented Medical Devices For the Sleep Disorder Market
Announces Fiscal 2008 Second Quarter
and First Half Financial Results
     CHATSWORTH, California, November 19, 2007 . . . CHAD Therapeutics, Inc. (AMEX:CTU) announced today that it has entered into a definitive agreement to sell to Inovo Inc., a privately held manufacturer of oxygen regulators and conservers based in Naples, Florida, substantially all of the Company’s assets related to the oxygen conserver business, including accounts receivable, inventory, and certain equipment and intellectual property, for $5,250,000 in cash. The purchase price is subject to adjustment based on changes in working capital between the signing date and the closing of the sale, provided that in no event will the selling price exceed $5,500,000. Based on the current selling price, the Company would not incur a loss on the sale of these assets. Pursuant to the agreement, Inovo would assume certain liabilities and obligations related to CHAD’s oxygen conserver business. CHAD will retain the assets related to its TOTALO2 system and in-home oxygen transfilling business as well as products in development for the sleep disorder market. The agreement is subject to certain closing conditions, including approval of CHAD’s shareholders.
     “We are very pleased to add Chad’s outstanding products and technology to our line of oxygen conservers and regulators,” said George Harris, Inovo’s President and CEO. “Our strategy is to continue CHAD’S tradition as the market leader in electronic and pneumatic conservers.”
     “The acquisition of the Chad conserver assets fits nicely with our strategy of providing cost-effective portability solutions for home oxygen equipment dealers, distributors, and patients,” added Michael Mulroy, Inovo’s Vice President.
     “If the asset sale is approved by CHAD’s shareholders, the Company’s future efforts will focus on the sleep disorder market, and we will seek to realize appropriate value for the sleep business and the TOTALO2 system and transfilling assets,” said President and CEO Earl Yager.
     “Uncertainty regarding Medicare reimbursement has contributed to operating losses at CHAD in recent quarters and clouded the outlook for the near term future of the Company’s oxygen therapy business. Given the many attractive growth opportunities we see in the multi-billion dollar sleep disorder market, we have decided to sell the oxygen conserver business in order to focus exclusively on the proprietary medical devices we are developing for the diagnosis and treatment of obstructive sleep apnea. We hope to receive 510k clearance from the FDA to market our initial sleep device early next year, and to submit 510k applications for two additional devices in 2008,” Yager said.
     Yager said that the sale would result in a significant reduction in CHAD’s operating expenses. “INOVO plans to operate in CHAD’s facility during a transition period which would end no later than June 2008. During the transition period, INOVO will reimburse us for the costs of our employees who perform transition-related services, as well as rent and other facilities charges.”
(more)
CHAD, OXYMATIC, OXYMIZER, OXYLITE, and TOTAL O2 are Registered Trademarks of Chad Therapeutics, Inc.
ISO 13485 Certified Company
WWW.CHADTHERAPEUTICS.COM

CHAD Therapeutics to Sell Its Oxygen Conserver Business and Focus on Development and Marketing of
Patented Medical Devices For the Sleep Disorder Market
November 19, 2007
Page Two
     Following the sale of its oxygen conserver business, payment of outstanding debt and payment of severance obligations related to the sale, CHAD anticipates that its remaining assets would include net operating loss carryforwards , the assets related to its in-home transfilling business and the patented sleep technology the Company has been developing for the past three years.
CHAD’s Sleep Product Opportunity
     “We believe that our sleep products offer unique features that can improve the diagnosis and treatment of obstructive sleep apnea. With three products now in an advanced stage of development, a clear roadmap of additional product development opportunities based on our proprietary technology, and a sound marketing plan, we believe we have the opportunity to build CHAD’s position in this large and growing industry,” Yager said.
     Targeted for use in sleep laboratories, CHAD believes that its FloChannelTM sleep diagnostic device is the only device that can independently monitor left and right nasal airflow, oral airflow and snoring. The device is designed to provide constant baseline airflow volumetric sleep scoring and to evaluate the effects of nasal resistance and nasal cycling. “CHAD believes these features should provide a competitive advantage over products currently in the market, which treat the nasal passages as one airway when in fact they are two airways.
     CHAD’s FloPAPTM therapeutic device is designed to monitor and control the left and right nasal airflows individually to create a comfortable equalizing of airflows throughout respiration. This allows for lower operating pressures, as well as greater airway support and less drying, all of which are expected to contribute to better compliance by patients with CHAD’s device than with devices currently on the market. “Our device unilaterally compensates for nasal resistance, which we believe may be a competitive advantage once our products are introduced. The system will use a proprietary and patented mask and hose system that will need to be replaced at regular intervals, typically twice a year,” Yager said.
     CHAD also is developing a diagnostic device for performing unattended sleep studies, including at-home studies. This device is intended to enable ear, nose & throat specialists (ENTs), pediatricians and primary care physicians to diagnose sleep disorders for the first time. “More than 10 million people in the U.S. alone are estimated to have an undiagnosed sleep disorder, and in many cases the waiting time for testing at many of the nation’s sleep labs-which is the most common way to diagnose the problem today-may last weeks,” Yager noted.
     All of CHAD’s sleep products will use proprietary and patented nasal cannula kits, which will be required for each patient tested.
Required Approval of CHAD Stockholders
     The proposed sale of the oxygen conserver business is subject to approval by CHAD’s stockholders. CHAD will schedule a special stockholders’ meeting and will distribute a proxy statement in connection with such meeting describing the proposed sale in greater detail. STOCKHOLDERS ARE ENCOURAGED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE AS IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE REASONS FOR THE PROPOSED SALE, ITS TERMS AND CONDITIONS AND THE RISKS INVOLVED WITH SUCH SALE. COPIES OF THE PROXY STATEMENT WILL BE AVAILABLE FROM THE COMPANY AND ALSO MAY BE OBTAINED FOR FREE ON THE SEC’S WEBSITE AT WWW.SEC.GOV.
Fiscal 2008 Second Quarter Financial Results
     For the three months ended September 30, 2007, net sales decreased to $3,206,000 compared to $4,983,000 for the second quarter of fiscal 2007. The net loss for this year’s second quarter was $1,353,000, or $0.13 per basic and diluted share, compared to a net loss for last year’s second quarter of $371,000, or $0.03 per basic and diluted share.
(more)

CHAD Therapeutics to Sell Its Oxygen Conserver Business and Focus on Development and Marketing of
Patented Medical Devices For the Sleep Disorder Market
November 19, 2007
Page Three
Liquidity and Capital Resources
     Historically, the Company has depended primarily upon its cash flow from operations to finance its inventory and operating expenses and to meet its capital requirements. However, recent operating trends have required the Company to seek outside financing in order to enhance its cash resources. The Company’s cash flow for the six months ended September 30, 2007 was negative and the Company currently is dependent upon financing under its line of credit to fund its daily operations. Continued availability of funding under this line of credit will depend upon a number of factors, including the amount of eligible assets owned by the Company. While the sale of the oxygen conserver assets described above would address the Company’s near term liquidity requirements, such sale is subject to certain closing conditions, including stockholder approval, and, in any event, is not likely to close for several months. As a result, liquidity for the next several months will continue to be depedent upon borrowings under the Company’s line of credit.
About Inovo, Inc.
     Based in Naples, FL, Inovo, Inc. is a fully integrated designer, developer, and manufacturer of oxygen flow control products which are private labeled for leading distributors and manufacturers in the home respiratory, hospital, and emergency medical markets.
About CHAD Therapeutics
     CHAD Therapeutics, Inc. develops, produces and markets respiratory care devices designed to improve the efficiency of oxygen delivery systems for home health care and hospital treatment of patients suffering from pulmonary diseases. For more information, visit www.chadtherapeutics.com.
Safe Harbor Statements under the Private Securities Litigation Reform Act of 1995.
     The foregoing statements regarding the potential sale of the Company’s oxygen conserver business, prospects for future earnings and revenues, future sales trends and the introduction of products under development are forward-looking statements that involve certain risks and uncertainties. A number of important factors could cause actual results to differ materially from those contemplated by such forward-looking statements. These include the failure to complete the sale of CHADs oxygen business, the failure to obtain shareholder approval of such sale during the first calendar quarter of 2008, inability to access sufficient capital resources to continue ordinary business operations pending the sale of the oxygen conserver business, the potential introduction of new products with perceived competitive advantages over the Company’s products, the terms of any distribution agreement which may be negotiated with respect to CHAD’s sleep products, and CHAD’s ability to anticipate and respond to technological and economic changes in the sleep disorder market. Additionally, CHAD’s products for the sleep disorder market have not yet been commercially introduced. The ability of the Company to successfully introduce these products will depend upon obtaining necessary regulatory approvals and demonstrating the efficacy and reliability of the products to the health care community. As with any new products, the Company cannot know if the products will perform as expected after they have been commercially introduced. The sleep disorder market is a new market for the Company, and the Company will be competing with several well-established and much larger competitors in this market. These competitors may offer more attractive prices for their products and may introduce new products that have technological capabilities equal or superior to the Company’s products. As a result, the Company cannot predict the level of success, if any, that it will achieve with its products for the sleep disorder market. The projected timing for the introduction of new products may be delayed as a result of unforeseen difficulties encountered in the design, manufacture and quality testing for such products. The Company has limited design and manufacturing resources and it relies to a significant extent upon independent contractors for the development of products for the sleep disorder market. As a result, the Company may have more difficulty ensuring adherence to projected timetables for the introduction of such products. Additional factors that could cause actual results to differ materially from those contemplated in this press release can be found in the Company’s annual and quarterly reports filed with the Securities and Exchange Commission under the caption “Risk Factors.”
(tables attached)

CHAD THERAPEUTICS, INC.
CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2007	2006	2007	2006

Net sales	$3,206,000	$4,983,000	$7,179,000	$10,459,000
Cost of sales	2,607,000	3,366,000	5,785,000	7,028,000

Gross profit	599,000	1,617,000	1,394,000	3,431,000

Costs and expenses:
Selling, general and administrative	1,408,000	1,682,000	2,957,000	3,384,000
Research and development	391,000	322,000	853,000	657,000

Total costs and expenses	2,799,000	2,004,000	3,810,000	4,041,000

Operating (loss)	(1,200,000)	(387,000)	(2,416,000)	(610,000)

Other income, net	153,000	16,000	223,000	39,000

Loss before income taxes	(1,353,000)	(371,000)	(2,639,000)	(571,000)

Income tax expense (benefit)	—	(64,000)	4,000	(148,000)

Net loss	$(1,353,000)	$(307,000)	$(2,643,000)	$(423,000)

Loss per share:
Basic	$(0.13)	$(0.03)	$(0.26)	$(0.04)
Diluted	$(0.13)	$(0.03)	$(0.26)	$(0.04)

Weighted shares outstanding:
Basic	10,180,000	10,169,000	10,180,000	10,169,000
Diluted	10,180,000	10,169,000	10,180,000	10,169,000

CHAD THEREAPEUTICS, INC.
CONDENSED BALANCE SHEETS
(Unaudited)

	September 30,
	2007	2006

Assets

Current assets:
Cash	$387,000	$1,777,000
Accounts receivable, net	1,775,000	2,568,000
Income taxes refundable	2,000	182,000
Inventories, net	6,785,000	6,303,000
Prepaid expenses and other assets	434,000	146,000
Deferred income taxes	—	640,000

Total current assets	8,383,000	11,616,000

Property, plant and equipment, net	619,000	818,000
Intangible assets, net	1,068,000	1,073,000
Deferred income taxes	—	610,000
Other assets	301,000	44,000

Total Assets	$10,371,000	$14,161,000

Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable	$858,000	$923,000
Accrued expenses	1,163,000	1,206,000
Revolving line of credit	1,094,000	—
Current portion of long-term debt	292,000	—

Total current liabilities	3,407,000	2,129,000

Long-term debt	458,000	—

Total liabilities	3,865,000	2,129,000

Shareholders’ equity:
Common shares, $.01 par value, authorized 40,000,000 shares, 10,180,000 and 10,144,000 issued and outstanding	13,581,000	13,473,000
Accumulated deficit	(7,075,000)	(1,441,000)

Net shareholders’ equity	6,506,000	12,032,000

Total Liabilities and Shareholders’ Equity	$10,371,000	$14,161,000